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    STONEPATH GROUP (AMEX:STG) ACQUIRES GLOBAL TRANSPORTATION SERVICES, INC.

                  STONEPATH ESTABLISHES INTERNATIONAL PLATFORM

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PHILADELPHIA, PA, April 5, 2002 - Stonepath Group (AMEX: STG) today announced that it has acquired Global Transportation Services, Inc. (Global), a Seattle-based company providing a full range of international air and ocean logistics services. The purchase price was $5 million in cash at closing, plus up to an additional $7 million in purchase consideration payable over a five-year earn-out arrangement based upon the future financial performance of Global. The acquisition establishes Stonepath Group's international platform, and positions the company as a true global provider of technology-forward integrated logistics services.

Founded in 1985, Global Transportation Services provides international transportation and logistics solutions and serves a customer base of manufacturers and national retail chains through their operating locations in key U.S. cities. Global provides ocean forwarding, NVOCC (non-vessel owner common carrier) services through its own highly regarded "Global Container Line" division, consolidation and deconsolidation services, air import and export, customs brokerage, duty drawback, insurance, truck brokerage and warehousing and distribution. For the year ended 2001, Global had revenues of $45 million USD with solid, profitable performance in each of its key business units.

Stonepath's Chairman of the Board and CEO, Dennis Pelino, remarked, "The acquisition of Global is a very important step for Stonepath. It provides the platform for our international logistics services and gives us the foundation upon which to build our broader global network. Most importantly, it helps us meet our client's needs by being able to manage customers' supply chains throughout the world. Global compliments our domestic operation and adds significant value to the overall organization."

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Global Transportation Services, Inc. will operate as a wholly owned subsidiary of Stonepath Logistics International Services.

About Stonepath Group
Stonepath Group (www.stonepath.com) is building a global logistics services organization that integrates established logistics companies with innovative technologies. Through our subsidiaries, Air Plus Limited and Global Transportation Services, Stonepath is a non-asset based provider of third-party logistics services, offering a full-range of time-definite transportation and distribution solutions.

For more information about Stonepath Group and Stonepath Logistics, please contact John Brine at (646) 486-4085.


This press release may include forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us and our affiliate companies, that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "continue," or the negative of such terms or other similar expressions. Factors that might cause or contribute to such a discrepancy include, but are not limited to, those identified in our other Securities and Exchange Commission filings, including our Annual Report on Form 10-K filed on April 29, 2002.

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